UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2018
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02 Termination of a Material Definitive Agreement.

On July 1, 2018, Five9, Inc. (the “Company”) terminated its Loan and Security Agreement, dated as of August 1, 2016, as amended, among the Company, City National Bank, as a lender and as administrative agent, and Silicon Valley Bank, as a lender (the “Agreement”). The Agreement provided for a revolving line of credit of up to $50.0 million and was scheduled to mature on August 1, 2019. The Agreement bore interest at a variable rate equal to the prime rate plus 0.50%, subject to a 0.25% increase if the Company’s adjusted EBITDA was negative at the end of any fiscal quarter. The Company was also required to pay a commitment fee equal to 0.25% of the unused portion of the revolving line of credit as well as an anniversary fee of $31,250 on each of August 1, 2017 and 2018. The Company’s obligations under the Agreement were guaranteed by its subsidiary, Five9 Acquisition LLC, and were secured by a first priority lien on substantially all of the assets of the Company and Five9 Acquisition LLC. As of July 1, 2018, no borrowings were outstanding under the Agreement. The Company did not incur any prepayment penalty upon termination of the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: July 2, 2018	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer